================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [ ]
         Check the appropriate box:
           [ ] Preliminary Proxy Statement
           [X] Definitive Proxy Statement
           [ ] Definitive Additional Materials
           [ ] Soliciting Material Pursuant to Rule 14a-11(c) or
               Rule 14a-12
         Only (as permitted by Rule 14a-6(c)(2))
          [ ] Confidential, for Use of the
              Commission Only (as permitted
              by Rule 14a-6(e)(2)


                         TARGETED GENETICS CORPORATION

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
  [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                           CALCULATION OF FILING FEE

===============================================================================================
                                        PER UNIT PRICE OR
                                              OTHER
                                         UNDERLYING VALUE
                      AGGREGATE NUMBER          OF
                             OF            TRANSACTION
TITLE OF EACH CLASS    SECURITIES TO         COMPUTED
        OF                  WHICH           PURSUANT TO      PROPOSED MAXIMUM
SECURITIES TO WHICH     TRANSACTION          EXCHANGE      AGGREGATE VALUE OF
TRANSACTION APPLIES:      APPLIES:        ACT RULE 0-11:      TRANSACTION:     TAL FEE PAID:
-----------------------------------------------------------------------------------------------
===============================================================================================

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: _______________           Filing Party: _______________
Form, Schedule or
Registration Statement no.: ___________           Date Filed: _________________

================================================================================

                            [TARGETED GENETICS LOGO]

March 24, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Targeted Genetics Corporation ("Targeted Genetics"), which will be held on Wednesday, May 7, 1997, at 9:00 a.m., local time, at the Company's headquarters, located at 1100 Olive Way, Suite 100, Seattle, Washington.

     At the Annual Meeting, you will be asked to consider and vote upon a proposal to amend the Targeted Genetics 1994 Stock Option Plan for Nonemployee Directors (the "NED Plan") to increase the number of shares issuable under the plan. In addition, you will be asked to elect four directors to Targeted Genetics' Board of Directors.

     TARGETED GENETICS' BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE NED PLAN AND FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

     You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement for additional related information.

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                         /s/ H. STEWART PARKER
                                          H. Stewart Parker
                                          President and Chief Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                         TARGETED GENETICS CORPORATION
                           1100 OLIVE WAY, SUITE 100
                           SEATTLE, WASHINGTON 98101

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 1997

TO THE SHAREHOLDERS OF TARGETED GENETICS CORPORATION:

     The Annual Meeting of Shareholders (the "Annual Meeting") of Targeted Genetics Corporation, a Washington corporation ("Targeted Genetics"), will be held on Wednesday, May 7, 1997, at 9:00 a.m., local time, at the Company's headquarters, located at 1100 Olive Way, Suite 100, Seattle, Washington, for the following purposes:

          1. To consider and vote upon a proposal to amend the Targeted Genetics 1994 Stock Option Plan for Nonemployee Directors (the "NED Plan") to increase the number of shares of Targeted Genetics common stock, par value $.01 per share (the "Common Stock"), issuable under the plan.

          2. To elect two Class 3 directors to Targeted Genetics' Board of Directors to hold office until the third annual meeting of shareholders following such election and until their successors are elected and qualified.

          3. To elect one Class 2 director to Targeted Genetics' Board of Directors to hold office until the second annual meeting of shareholders following such election and until his successor is elected and qualified.

          4. To elect one Class 1 director to Targeted Genetics' Board of Directors to hold office until the next annual meeting of shareholders following such election and until his successor is elected and qualified.

          5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only holders of record of shares of Common Stock at the close of business on March 7, 1997, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of shares representing a majority of the total votes cast, in person or by proxy, at the Annual Meeting is required to approve the amendment of the NED Plan. The directors elected will be the four candidates receiving the greatest number of votes cast, in person or by proxy, at the Annual Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR STOCK WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU HAVE GIVEN IN YOUR PROXY. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF TARGETED GENETICS A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          /s/ JAMES A. JOHNSON
                                          James A. Johnson
                                          Secretary

Seattle, Washington
March 24, 1997

                         TARGETED GENETICS CORPORATION
                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is being furnished to holders of shares of common stock, par value $.01 per share (the "Common Stock"), of Targeted Genetics Corporation, a Washington corporation ("Targeted Genetics" or the "Company"), in connection with the solicitation of proxies by Targeted Genetics' Board of Directors (the "Board") for use at the 1997 Annual Meeting of Shareholders to be held on Wednesday, May 7, 1997, at the Company's headquarters, located at 1100 Olive Way, Suite 100, Seattle, Washington, commencing at 9:00 a.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting"). The approximate date of the mailing of this proxy statement and proxy is March 24, 1997.

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Annual Meeting, shareholders of record of Targeted Genetics as of the close of business on March 7, 1997 will consider and vote upon (i) a proposal to amend the Targeted Genetics 1994 Stock Option Plan for Nonemployee Directors (the "NED Plan") to increase the number of shares of Common Stock issuable under the plan from 120,000 to 300,000; (ii) the election of two Class 3 directors to the Board to hold office until the third annual meeting of shareholders following such election and until their successors are elected and qualified; (iii) the election of one Class 2 director to the Board to hold office until the second annual meeting of shareholders following such election and until his successor is elected and qualified; (iv) the election of one Class 1 director to the Board to hold office until the next annual meeting of shareholders following such election and until his successor is elected and qualified; and (v) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     THE BOARD HAS APPROVED THE AMENDMENT TO THE NED PLAN AND RECOMMENDS THAT TARGETED GENETICS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE NED PLAN, AND "FOR" ELECTION OF THE NOMINEES FOR DIRECTOR. See "AMENDMENT OF THE NED PLAN" and "ELECTION OF DIRECTORS."

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     The close of business on March 7, 1997 (the "Record Date") has been fixed as the record date for determining the holders of shares of Common Stock who are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 20,205,434 shares of Common Stock outstanding and entitled to vote. The holders of record on the Record Date of shares of Common Stock are entitled to one vote per share of Common Stock. The presence, in person or by proxy, of the holders of shares representing a majority of the voting power of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

     The affirmative vote of the holders of shares representing a majority of the total votes cast, in person or by proxy, at the Annual Meeting is required to approve the amendment to the NED Plan. The directors elected will be the four candidates receiving the greatest number of votes cast by the holders of shares of Common Stock present, in person or by proxy, at the Annual Meeting. Holders of shares of Common Stock are not entitled to cumulate votes in the election of directors. As of the Record Date, directors and executive officers of Targeted Genetics and their affiliates may be deemed to be beneficial owners of approximately 17% of the outstanding voting shares of Common Stock. Each of the directors and executive officers of Targeted Genetics plans to vote or direct the vote of all shares of Common Stock over which he or she has voting control in favor of the amendment to the NED Plan and the election of the nominees for director.

     Abstention from voting and broker nonvotes will have no effect on either the approval of the amendment to the NED Plan or the election of directors since they will not represent votes cast at the Annual Meeting for such purposes.

PROXIES

     Shares of Common Stock represented by properly executed proxies received at or prior to the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares of Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the amendment to the NED Plan and "FOR" election of the nominees for director. Targeted Genetics shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy by submitting at any time prior to the vote on the approval of the amendment to the NED Plan and the election of the nominees for director a later-dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of Targeted Genetics at any time prior to such vote or by attending the Annual Meeting and voting in person. Mere attendance at the Annual Meeting will not in and of itself revoke a proxy.

     If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

PROXY SOLICITATION

     Targeted Genetics will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of Targeted Genetics may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Targeted Genetics will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

                           AMENDMENT OF THE NED PLAN

PROPOSED AMENDMENT

     The Board recommends the adoption of an amendment to the NED Plan (the "Amendment") that increases the number of shares of Common Stock issuable under the plan from 120,000 to 300,000 shares. On January 14, 1997, the Board unanimously approved the Amendment subject to approval of the Amendment by Targeted Genetics' shareholders at the Annual Meeting. A copy of the amended NED Plan will be furnished by Targeted Genetics to any shareholder upon written request to the Secretary of Targeted Genetics.

     The Board believes that the Amendment is necessary to attract and retain the services of experienced and knowledgeable nonemployee directors in a competitive biotechnology industry where its competitors utilize various stock option plans and cash remuneration to attract such individuals. Furthermore, Targeted Genetics pays no cash compensation to its nonemployee directors. Options granted under the NED Plan and reimbursement of travel expenses related to attendance at board meetings are the only compensation provided to nonemployee directors of the Company.

DESCRIPTION OF THE NED PLAN

     The NED Plan, originally approved by the Board and by the Targeted Genetics shareholders in March 1994, provides for awards of nonqualified stock options ("NSOs") to nonemployee directors. Currently, an aggregate of 120,000 shares of Common Stock may be issued under the NED Plan. The NED Plan provides for initial automatic grants of NSOs to nonemployee directors of Targeted Genetics at an exercise price equal to the fair market value per share at the date of grant. Each nonemployee director initially elected or appointed to the Board receives, upon such election or appointment, an option to purchase 15,000 shares of Common Stock. Each nonemployee director receives only one such initial grant. In addition to the initial grant, each nonemployee director receives an annual grant, beginning in the calendar year after such nonemployee director's initial election or appointment, of an option to purchase 5,000 shares of Common Stock.

     All options granted under the NED Plan will vest in three equal annual installments beginning one year after the date of grant. The exercise price of an option granted under the NED Plan is based upon the fair market value of the Common Stock, as reported on the Nasdaq Stock Market on the date of grant.

     As of March 3, 1997, options to purchase an aggregate of 104,000 shares of Common Stock have been granted under the NED Plan. In 1996, Mark Richmond, Martin P. Sutter and Austin M. Long, III each received an option to purchase 15,000 shares of Common Stock. Also in 1996, Jeremy Curnock Cook, Stephen A. Duzan, James D. Grant and Donald E. O'Neill each received an option to purchase 5,000 shares of Common Stock.

     During a nonemployee director's lifetime, an option granted under the NED Plan may be exercised only by such optionee and is nontransferable other than by
(a) will or the laws of descent and distribution or (b) gift or other transfer to a spouse or other immediate family member or any trust or estate in which such optionee, or such optionee's spouse or other immediate family member, has a substantial beneficial interest. In addition, an optionee may designate in writing during the optionee's lifetime a beneficiary to receive and exercise options in the event of the optionee's death. Options expire 10 years after the date of grant or, if earlier, three months after a nonemployee director's termination of service as a director or twelve months after a nonemployee director's death.

     Upon the occurrence of certain events, including certain mergers, consolidations, reorganizations (other than a mere reincorporation or the creation of a holding company) or sales of assets, the optionee will have the right immediately prior to the transaction to exercise his or her options in whole or in part without regard to whether the vesting requirements have been satisfied. To the extent any option is not exercised, it will terminate. However, in a stock merger, unexercised options will be assumed, or equivalent options will be substituted, by the successor corporation. Any such assumed or equivalent option will be 100% vested; provided, however, that no acceleration of vesting will occur if, in the opinion of the Company's independent accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for a transaction where such treatment is sought.

     Unless sooner terminated by either the Board or the shareholders of Targeted Genetics, the NED Plan will terminate on March 2, 2004.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences of participation in the NED Plan. The discussion is general in nature and does not address issues related to the tax circumstances of any particular optionee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. The discussion does not address state, local or foreign consequences.

     There are no tax consequences to Targeted Genetics or the optionee upon the grant of an NSO under the NED Plan. Upon exercise of an NSO, the optionee recognizes ordinary income equal to the difference between the exercise price of the shares and the fair market value of the shares on the date of exercise. The optionee, as a nonemployee director, will not be subject to employee payroll and withholding tax on such income. However, the income recognized upon the exercise of options may be subject to backup withholding at the rate of 31% if the optionee fails to furnish a proper taxpayer identification number to Targeted Genetics in the manner required by law or fails to otherwise comply with the backup withholding rules. Upon exercise of an NSO granted under the NED Plan, Targeted Genetics will be entitled to a tax deduction equal to the income recognized by the optionee, provided that the deduction is not disallowed by the Internal Revenue Code of 1986, as amended (the "Code").

                             ELECTION OF DIRECTORS

     In accordance with the Amended and Restated Bylaws of Targeted Genetics (the "Bylaws"), the Board shall be composed of not less than one nor more than nine directors. At present, there are eight directors, each of whom is placed into one of three classes such that, to the extent possible, there is an equal number of directors in each class. At the first election of directors to the classified Board, which took place in 1994, each Class 1 director was elected to serve a one-year term, each Class 2 director was elected to serve a two-year term and each Class 3 director was elected to serve a three-year term. After the first election of directors to the classified Board, generally every director elected to the Board holds office for a term of three years and until his or her successor is elected and qualified. However, if the size of the Board is increased, as it was in 1996, a newly elected or appointed director may be designated to a class such that he or she initially must be elected to a shorter term.

     Pursuant to the terms of the Agreement and Plan of Merger, dated April 16, 1996, among the Company, TGC Acquisition Corporation and RGene Therapeutics, Inc. (the "Merger Agreement"), Austin M. Long, III was appointed to the Board as a Class 1 director and Martin P. Sutter was appointed to the Board as a Class 2 director. On January 14, 1997, Mr. Long expressed his intent not to stand for election to the Board at the Annual Meeting.

     At the Annual Meeting, two Class 3 directors are to be elected, each to hold office for a term of three years, one Class 2 director is to be elected to hold office for a term of two years, and one Class 1 director is to be elected to hold office for a term of one year. H. Stewart Parker and Mark Richmond have been nominated for election to the Board as Class 3 directors, Martin P. Sutter has been nominated for election to the Board as a Class 2 director, and Jack L. Bowman has been nominated for election to the Board as a Class 1 director. It is intended that votes will be cast pursuant to the accompanying proxy for the election of these nominees unless contrary instructions are received. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees named will be unable to serve if elected.

NOMINEES

     H. STEWART PARKER (age 41) managed the formation of Targeted Genetics as a wholly owned subsidiary of Immunex Corporation ("Immunex") and has been President, Chief Executive Officer and a director since the Company's inception in 1989. She served in various capacities at Immunex from August 1981 through December 1991, most recently as Vice President, Corporate Development. Ms. Parker also served as President and a director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products ("Receptech"), from February 1991 to January 1993. She received her B.A. and M.B.A. from the University of Washington.

     MARK RICHMOND (age 66) has been a director of the Company since July 1996. He is a business consultant in addition to a Research Fellow of the School of Public Policy, University College London. From January 1993 until his retirement in February 1996, Dr. Richmond was employed by Glaxo Wellcome plc (previously Glaxo plc) and served as Director of Research. Previously, from October 1990 until December 1993 he was Chairman of the Science and Engineering Research Council, London. Dr. Richmond received his Ph.D. and D.Sc. from Cambridge University, England.

     MARTIN P. SUTTER (age 41) was appointed to the Board pursuant to the terms of the Merger Agreement. Mr. Sutter has been a General Partner of Essex/Woodlands Health Ventures, L.P., a venture capital firm, since September 1994. He has also been the Managing General Partner of The Woodlands Venture Partners, L.P. since October 1988. Mr. Sutter is currently a member of the Biomedical Advisory Board of the Houston Advanced Research Center, Chairman of the Board of Aronex Pharmaceuticals, Inc. and Zonagen, Inc. and a director of various private biomedical companies.

     JACK L. BOWMAN (age 64) was nominated for directorship in March 1997. From 1987 until January 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to

1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as Executive Vice President. Mr. Bowman was a member of the board of trustees of The Johns Hopkins University and currently serves as a director of Cell Therapeutics, Inc., Cellegy Pharmaceuticals, Inc., CytRx Corporation, NeoRx Corporation, and PharmaGenics, Inc.

CONTINUING DIRECTORS -- TERMS EXPIRE 1998

     JEREMY CURNOCK COOK (age 48) is a Director of Rothschild Asset Management Limited and has been responsible for the Rothschild Bioscience Unit since 1987. Mr. Cook founded the International Biochemicals Group in 1975 which he subsequently sold to Royal Dutch Shell in 1985, remaining as Managing Director until 1987. He is also a director of Cell Therapeutics, Inc., Creative BioMolecules Inc., Ribozyme Pharmaceuticals Inc. and SUGEN, Inc. as well as several public and privately held companies outside the US, including International Biotechnology Trust plc (U.K.). Mr. Cook holds an MA in Natural Sciences from Trinity College Dublin.

     DONALD E. O'NEILL (age 71) has been a director of the Company since November 1992. From March 1971 to March 1991, he held various positions at Warner-Lambert Company (a healthcare company), most recently as Executive Vice President, Chairman of International Operations and a member of the Board of Directors. He currently serves on the Board of Directors of Alliance Pharmaceutical Corp., Cytogen Corporation, Fuisz Technologies, Inc., Immunogen, Inc., MDL Information Systems, Inc. and New Jersey Resources Corporation.

CONTINUING DIRECTORS -- TERMS EXPIRE 1999

     STEPHEN A. DUZAN (age 55) has been a director of the Company since its inception in 1989. He is currently Chairman, Chief Executive Officer and a Director of Key Computer Systems, Inc. Mr. Duzan was a co-founder of Immunex, and served as its Chief Executive Officer and as a director from its formation in 1981 until his retirement in September 1993. He also served as President of Immunex from 1981 through 1990. He currently serves on the board of directors of International Biotechnology Trust plc (U.K.), Ergo Science Corporation and a number of private companies and nonprofit organizations.

     JAMES D. GRANT (age 64) has been a director of the Company since February 1993. He is a business consultant in addition to serving as Chairman of the Board of T Cell Sciences, Inc. (a biotechnology company). Mr. Grant previously served as Chairman and Chief Executive Officer from 1986 until his retirement in 1992. Previously he was Vice President of CPC International, Inc. (a multinational food and industrial products company) from 1972 to 1986. Mr. Grant served as Deputy Commissioner of the FDA from 1969 to 1972, and was Vice Chairman of the Advisory Committee on the FDA ("Edwards Committee") from 1990 to 1991. Mr. Grant currently serves on the Board of Directors of Biocompatibles, Ltd. (U.K.) and International Biotechnology Trust plc (U.K.).

DIRECTOR COMPENSATION

     Directors who are employees of Targeted Genetics do not receive any fee for their services as directors. Directors who are not employees of Targeted Genetics are compensated pursuant to the NED Plan. Additionally, nonemployee directors are reimbursed for travel expenses incurred related to attendance at meetings.

COMMITTEES OF THE BOARD AND MEETINGS

     Targeted Genetics has established standing committees of the Board, including Audit, Compensation and Nominating Committees. Each of these committees is responsible to the full Board, and its activities are therefore subject to approval of the Board. The functions performed by these committees can be summarized as follows.

     Audit Committee. The Audit Committee reviews the corporate accounting and reporting practices, internal accounting controls, audit plans and results, investment policies, and financial reports of Targeted

Genetics in order to ensure that Targeted Genetics' assets are appropriately safeguarded and to ensure the quality and integrity of its financial records. Additionally, the Audit Committee recommends to the Board the independent auditors to be retained by Targeted Genetics. Between January 1, 1996 and October 17, 1996, the members of this committee were Jeremy Curnock Cook, James
D. Grant and Donald E. O'Neill. On October 17, 1996, Mr. Grant's and Mr. O'Neill's service on the committee ceased and Martin P. Sutter and Austin M. Long, III were appointed to the committee. The Audit Committee met twice, telephonically, during 1996. Messrs. O'Neill and Cook, two of the three members at the time of the first meeting, were in attendance, and Mr. Grant was absent. Messrs. Cook and Sutter attended the second meeting, and Mr. Long was absent.

     Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors and officers of Targeted Genetics. This committee also administers Targeted Genetics' various incentive compensation and benefit plans, including stock option plans, and recommends the establishment of policies relating to such incentive compensation and benefit plans. The members of this committee are Stephen A. Duzan, James D. Grant and Donald E. O'Neill. This committee met four times, once telephonically, during 1996. All members were in attendance at 75% or more of such meetings.

     Nominating Committee. The Nominating Committee makes recommendations to the Board concerning the desired qualifications of prospective candidates to fill vacancies on the Board. The members of this committee are H. Stewart Parker and James D. Grant. This Committee did not meet in 1996. The Nominating Committee will consider shareholder recommendations for director-nominees that are submitted in accordance with the procedures established in the Bylaws.

     During 1996, there were eight meetings of the Board, five of which were held telephonically. All directors other than Dr. Richmond and Messrs. Sutter and Long were in attendance at over 75% of such meetings. Because Dr. Richmond and Messrs. Sutter and Long were initially appointed to the Board on July 17, 1996, they did not attend Board meetings prior to that date. Dr. Richmond and Messrs. Sutter and Long were each in attendance at two of the three Board meetings held on or after such date.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth the compensation for services rendered during the fiscal years ended December 31, 1996, 1995 and 1994 for Targeted Genetics' Chief Executive Officer and its other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                               ANNUAL COMPENSATION            SHARES
                                            --------------------------      UNDERLYING         ALL OTHER
     NAME AND PRINCIPAL POSITION      YEAR   SALARY($)       BONUS($)       OPTION(#)       COMPENSATION($)
------------------------------------- ----  -----------     ----------     ------------     ---------------
H. Stewart Parker(1)                  1996    200,000         42,500          35,522              2,783
President and Chief Executive         1995    165,000         41,250          39,186                235
   Officer                            1994    154,000         45,000          50,000                137

Barrie J. Carter, Ph.D.(2)            1996    154,000         26,180          24,112              9,027
Executive Vice President and          1995    140,000         28,000          26,982              6,018
  Director of Research                1994    132,550         30,000          40,000              5,975
  and Development

Richard Daifuku, M.D., Ph.D.(3)       1996    168,000         21,420              --             14,783
Vice President, Clinical Affairs      1995    150,974             --          40,000             65,303
                                      1994         --             --              --                 --

James A. Johnson(4)                   1996    141,000         17,978          22,045              2,783
Vice President, Finance, Chief        1995    128,000         19,200          25,038                103
  Financial Officer, Treasurer        1994    102,500             --          60,000                 96
  and Secretary

---------------

(1) Other compensation consists of matching contributions to a 401(k) savings plan of $2,375 in 1996 and excess life insurance premiums of $408, $235 and $137 in 1996, 1995 and 1994, respectively.

(2) Other compensation consists of matching contributions to a 401(k) savings plan of $2,375 in 1996, extinguishment of debt associated with initial purchases of Common Stock of $5,500 in each of the three years presented and excess life insurance premiums of $1,152, $518 and $475 in 1996, 1995 and 1994, respectively.

(3) Dr. Daifuku began his employment with Targeted Genetics on January 23, 1995. Other compensation consists of matching contributions to a 401(k) savings plan of $2,375 in 1996, extinguishment of debt associated with relocation costs of $12,000 in 1996 and 1995, reimbursement of relocation expenses of $53,079 in 1995 and excess life insurance premiums of $408 and $224 in 1996 and 1995, respectively.

(4) Mr. Johnson began his employment with Targeted Genetics on March 1, 1994. Other compensation consists of matching contributions to a 401(k) savings plan of $2,375 in 1996 and excess life insurance premiums of $408, $103 and $96 in 1996, 1995 and 1994, respectively.

OPTION GRANTS

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 to Targeted Genetics' Chief Executive Officer and its other executive officers named above in the Summary Compensation Table.

                          OPTION GRANTS IN FISCAL 1996

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                             ANNUAL
                                          INDIVIDUAL GRANTS                              RATES OF STOCK
                   ---------------------------------------------------------------            PRICE
                     NUMBER OF          PERCENT OF                                      APPRECIATION FOR
                      SHARES           TOTAL OPTIONS                                         OPTION
                    UNDERLYING          GRANTED TO         EXERCISE                          TERM(3)
                      OPTIONS          EMPLOYEES IN          PRICE       EXPIRATION    -------------------
       NAME        GRANTED(#)(1)     FISCAL YEAR(1)(2)     ($/SHARE)       DATE         5%($)      10%($)
------------------ -------------     -----------------     ---------     ---------     -------     -------
H. Stewart Parker      35,522               13.3%            $5.00       1/16/2006     111,698     283,065
Barrie J. Carter,
  Ph.D.                24,112                9.0%            $5.00       1/16/2006      75,820     192,142
Richard Daifuku,
  M.D., Ph.D.              --                 --                --              --          --          --
James A. Johnson       22,045                8.3%            $5.00       1/16/2006      69,320     175,670

---------------

(1) Options are granted at the fair market value on the date of grant and vest over five years with 20% of each grant becoming exercisable annually beginning on the first anniversary of the date of grant. Certain changes in control of Targeted Genetics can trigger accelerated vesting of stock options and rights to related payments.

(2) Options to purchase 267,157 shares of Common Stock were granted by the Company to its employees during 1996.

(3) The dollar amounts under these columns are the result of calculations at assumed rates of 5% and 10% and are not intended to forecast future appreciation. No value will be realized if the stock price does not exceed the exercise price of the options.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information as of December 31, 1996, regarding options held by Targeted Genetics' Chief Executive Officer and its other executive officers named above in the Summary Compensation Table. None of such individuals exercised any options during the fiscal year ended December 31, 1996.

                 AGGREGATED FISCAL 1996 YEAR-END OPTION VALUES

                                                    TOTAL NUMBER OF                VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                                                  FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
H. Stewart Parker..........................     59,837          104,871          130,319           47,274
Barrie J. Carter, Ph.D.....................     21,396           69,698            2,698           10,793
Richard Daifuku, M.D., Ph.D................      8,000           32,000            4,000           16,000
James A. Johnson...........................     29,008           78,075           34,504           58,015

---------------

(1) This amount is the aggregate number of the outstanding options multiplied by the difference between $4.50 (the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 1996) and the exercise price of such options.

CHANGE IN CONTROL ARRANGEMENTS

     Senior Management Employment Agreements. In October 1996, the Company entered into Senior Management Employment Agreements with each of Ms. Parker, Drs. Carter and Daifuku and Mr. Johnson. These agreements provide that upon a "change in control" (as defined in the agreements) each such executive will be entitled to receive an annual base salary no less than his or her salary in effect prior to the change in control and an annual bonus at least equal to the average of his or her annual bonuses for the three prior years. In addition, each such executive will be entitled to insurance coverage and other employee benefits no less favorable than the Company's benefits in effect prior to the change in control. If during the two-year period after a change in control any such executive's employment is terminated by the Company for any reason other than death, disability or "cause" or by the executive for "good reason" (as such terms are defined in the agreements), such executive will be entitled to certain additional benefits, including a lump sum payment equal to one and one-half of (or, in the case of Ms. Parker, two times) the sum of (i) such executive's annual salary prior to the change in control (or on the date of termination, if such executive's salary is higher on such date), and (ii) a percentage of such salary equal to the executive's percentage bonus for the year prior to the change in control. If no such bonus was paid, or if the bonus cannot be determined, the applicable percentage will be 10%. In addition, any such terminated executive will be entitled to payment of an amount sufficient to compensate such executive for any excise tax, including interest and penalties, imposed under Section 4999 of the Code and to continuation of life insurance, disability, health and dental, and other similar employee benefits for one year following termination. The Senior Management Employment Agreements may be terminated upon 30 days prior written notice; provided, however, that the Company will remain liable for any obligations arising prior to such termination.

     Option Plans. Under the Company's 1992 Restated Stock Option Plan (the "1992 Plan"), upon a "change in control" (as defined in the 1992 Plan), each outstanding option becomes 100% vested immediately prior to the change in control, unless (a) in the opinion of the Company's independent accountants, such accelerated vesting would render unavailable pooling of interests accounting treatment for the change in control, (b) such option is assumed or replaced with a comparable option by the successor corporation following the change in control, or (c) such option is replaced with a cash incentive program that preserves the spread existing at the time of the change in control and provides for payouts in accordance with the option's vesting schedule. Unless assumed by a successor corporation, all options under the 1992 Plan terminate upon a change in control. Any options held by an executive officer or other employee of the Company that are assumed or replaced and do not otherwise accelerate upon a change in control will become 100% vested if, within two years following the change in control, the optionee's employment is terminated, other than termination by the Company for "cause" or by the employee without "good reason" (as such terms are defined in the 1992 Plan).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consists of Stephen A. Duzan, James D. Grant and Donald E. O'Neill, all of whom are nonemployee directors. The Committee is responsible for the Company's executive compensation program and for administering the Company's 1992 Amended and Restated Stock Option Plan (the "Option Plan"). On an annual basis, the Committee evaluates the performance and compensation of the Company's executive officers.

     The Company's executive compensation philosophy is to pay competitively in order to attract qualified executive personnel capable of leading the Company to achievement of its business objectives; retain and motivate these executives to achieve superior performance; link individual compensation to individual and company performance; and align executive's financial interests with those of the Company's shareholders.

     The Company's executive compensation program includes the following components:

     - competitive base salaries, targeting the 50th percentile of base salaries paid by other biotechnology companies of comparable size and mission with which the Company competes for qualified executives;

     - annual bonuses which are structured to encourage executives to focus on the achievement of important short-term corporate objectives; and

     - long-term incentives, in the form of stock option grants, which provide financial rewards on the same basis as those realized by the Company's shareholders.

     Base Salaries. In December 1995, the Committee met to consider the compensation levels of the Company's executives, which were reviewed in comparison to: (1) a published survey of salaries paid to executives at over 200 companies within the biotechnology industry, and at a subset of approximately 60 publicly-held companies with 51 to 150 employees (the "Industry Survey"); and
(2) the salary levels of executives at the following publicly traded gene therapy companies: Cell Genesys, Inc., Genetic Therapy, Inc., Gene Medicine, Inc., Somatix Therapy Corporation, and Vical Incorporated (the "Industry Subgroup"). For purposes of the Company's Performance Graph peer group index, all five of these companies are included together with approximately 200 other biotechnology and pharmaceutical companies.

     Based on the foregoing comparisons and other information available from publicly-held biotechnology companies in general, the base salaries of the Company's executives were determined to be below the Industry Survey medians and below the average of salaries paid by the Industry Subgroup and therefore below the Committee's goal for compensating the Company's executives. In particular, for Ms. Parker, the Committee concluded that her base salary in 1995 was substantially below the Industry Survey median and the amounts paid to chief executive officers of all companies in the Industry Subgroup. Accordingly, the Committee directed a 21% increase in Ms. Parker's base salary for 1996. Although Ms. Parker's salary was increased substantially, it remained below the 50th percentile targeted by the Committee.

     Dr. Carter and Mr. Johnson each received increases of approximately 10% in their base salary, and Dr. Daifuku received an increase of 5%. Such increases placed the base salaries of such officers in approximately the 50th percentile of salaries paid to officers in similar positions according to the Industry Survey.

     Cash Bonuses. In January 1997, the Committee met to evaluate the performance of the Company's executive management with respect to a series of goals that were set in early 1996. The goals covered completion of at least one significant corporate collaboration; accrual of patients into clinical trials; completion of a transaction strengthening the Company's technology base; scale-up of AAV manufacturing to support expanded clinical trials; optimization of the REM process for CTLs; and achievement of proof of concept in certain early-stage research programs. No formal relative weighting was applied to the goals; however, the first two goals were identified as management's highest priorities. The Committee concluded that all goals had been met, except the first goal related to completion of a collaboration transaction. Although such a transaction was completed during the year with Laboratories Fournier S.C.A., the Committee concluded that it did not fully meet the requirements of the first goal.

     In recognition of the fact that all of the management goals except one were met, the successful acquisition of RGene Therapeutics, Inc., and the successful completion of a public offering of common stock, the Committee awarded cash bonuses equal to 85% of target levels, which targets were 25% of base pay for Ms. Parker, 20% of base pay for Dr. Carter, and 15% of base pay for Mr. Johnson and Dr. Daifuku. These bonuses were paid in January 1997.

     Stock Option Grants. Stock options are granted to provide a long-term incentive opportunity that is directly linked to an increase in shareholder value. They are granted with an exercise price equal to the market value of the Common Stock on the date of the grant, have a term of ten years, and become exercisable in 20% annual increments beginning one year after the date of grant. To encourage stock retention, all options are granted as incentive stock options to the maximum extent possible under the Code.

     As part of the design of the Company's executive compensation program, the Company has adopted a formula for use in establishing the number of stock option grants to be awarded annually to the Company's executives. The formula is as follows: the number of shares on which options are to be awarded equals the executive's base salary (multiplied by a factor of 1.25 in the case of Ms. Parker) divided by the average closing price of the Company's stock over the twenty trading days ending on the date of the stock option grant. Based on performance factors, the Committee may adjust the number of options produced by the formula upward or downward.

     In January 1996, the Committee granted options to the Company's executive officers based on the formula described above, without adjustment. Ms. Parker, Dr. Carter, and Mr. Johnson received stock options for 35,522 shares, 24,112 shares, and 22,045 shares, respectively. Dr. Daifuku becomes eligible for such a grant beginning in 1997.

     The Committee has not adopted a policy with respect to the application of
Section 162(m) of the Code, which generally imposes an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Pursuant to Section 162(m), compensation above $1 million may be deducted if it is "performance based" within the meaning of the Code. Stock options granted under the Option Plan qualify as "performance-based compensation."

                                          Compensation Committee

                                          Stephen A. Duzan
                                          James D. Grant
                                          Donald E. O'Neill

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock with the cumulative total return of the Nasdaq Stock Market Total Return Index and the Nasdaq Pharmaceutical Stocks Index, an index of all companies whose stocks are traded on the Nasdaq Stock Market and whose Primary Standard Industrial Classification Code Number is 283, Pharmaceutical Companies. The graph shows the value of $100 invested on May 20, 1994 (the date of Targeted Genetics' initial public offering) in Targeted Genetics Common Stock, the Nasdaq Stock Market Total Return Index and the Nasdaq Pharmaceutical Stocks Index.

   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TARGETED GENETICS CORPORATION, NASDAQ STOCK MARKET TOTAL RETURN INDEX AND NASDAQ PHARMACEUTICAL STOCKS INDEX

        MEASUREMENT PERIOD                                 NASDAQ STOCK       NASDAQ PHARMA-
      (FISCAL YEAR COVERED)          TARGETED GENETICS        MARKET          CEUTICAL STOCKS
MAY 20, 1994                                       100                 100                 100
DEC. 30, 1994                                    87.50              104.43               96.53
DEC. 29, 1995                                    93.83              147.66              176.46
DEC. 31, 1996                                    75.00              181.64              176.46

                    PRINCIPAL TARGETED GENETICS SHAREHOLDERS

     The following table sets forth, as of March 3, 1997, certain information with respect to the beneficial ownership of shares of Common Stock by (i) each person known by Targeted Genetics to own beneficially more than 5% of the shares of Common Stock, (ii) each director and director nominee of Targeted Genetics,
(iii) each of Targeted Genetics' executive officers for whom compensation is reported in this Proxy Statement, and (iv) all directors and executive officers of Targeted Genetics as a group. Except as otherwise noted, Targeted Genetics believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                                         PERCENT
                     NAME AND ADDRESS OF                    AMOUNT AND NATURE OF           OF
                       BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP          CLASS
    ------------------------------------------------------  --------------------         -------
    5% OWNERS:
      Immunex Corporation.................................        2,613,122               13.0%
         51 University Street
         Seattle, WA 98101
      Wellington Management Company.......................        1,919,000(1)             9.5%
         75 State Street
         Boston, MA 02109
      State of Wisconsin Investment Board.................        1,762,500(2)             8.7%
         121 E. Wilson Street
         P.O. Box 7842
         Madison, WI 53707
      International Biotechnology Trust plc...............        1,750,000(3)             8.6%
         c/o Rothschild Asset Management Limited
         Five Arrows House
         St. Swithin's Lane
         London, England EC4N 8NR

    DIRECTORS, DIRECTOR NOMINEE AND EXECUTIVE OFFICERS:
      H. Stewart Parker...................................          211,443(4)             1.0%
      Barrie J. Carter, Ph.D..............................          158,280(5)             *
      Richard Daifuku, M.D., Ph.D. .......................           16,000(6)             *
      James A. Johnson....................................           49,424(7)             *
      Jack L. Bowman......................................        --                       --
      Jeremy Curnock Cook.................................        1,755,000(3)(8)          8.6%
      Stephen A. Duzan....................................           20,197(9)             *
      James D. Grant......................................           14,267(6)             *
      Austin M. Long, III.................................          206,255(10)            1.0%
      Donald E. O'Neill...................................           24,267(11)            *
      Mark Richmond, Ph.D., D.Sc. ........................        --                       --
      Martin P. Sutter....................................        1,132,728(12)            5.6%
      All directors, director nominee and executive               3,587,861               17.3%
         officers as a group (12 persons).................

---------------

  *  Less than 1%.

 (1) Includes warrants to purchase 44,000 shares of Common Stock.

 (2) Includes warrants to purchase 100,000 shares of Common Stock.

 (3) Represents 1,450,000 shares of Common Stock and warrants to purchase 300,000 shares of Common Stock owned by International Biotechnology Trust plc ("IBT"), an investment trust the shares of which are traded on the London Stock Exchange. Mr. Cook is a management director of Rothschild Asset

     Management Limited, the investment manager and secretary of IBT, and thereby has power to direct IBT's investments. Mr. Cook disclaims beneficial ownership of the securities owned by IBT.

 (4) Includes 74,778 shares subject to options that may be exercised within 60 days.

 (5) Includes 31,615 shares subject to options that may be exercised within 60 days.

 (6) Represents shares subject to options that may be exercised within 60 days.

 (7) Includes 46,424 shares subject to options that may be exercised within 60 days.

 (8) Includes 5,000 shares subject to options that may be exercised within 60 days.

 (9) Includes warrants to purchase 1,666 shares of Common Stock and 11,867 shares subject to options that may be exercised within 60 days.

(10) Represents 206,255 shares of Common Stock owned by the University of Texas Board of Regents. Mr. Long is the Director of Private Investments at the University of Texas and thereby has power to vote the securities. Although for purposes of the Exchange Act Mr. Long is deemed to be the beneficial owner of such securities, Mr. Long expressly disclaims that he is, in fact, the beneficial owner of such securities.

(11) Includes warrants to purchase 2,000 shares of Common Stock and 14,267 shares subject to options that may be exercised within 60 days.

(12) Represents 367,452 shares of Common Stock owned by The Woodlands Venture Fund, L.P. and 765,276 shares of Common Stock owned by The Woodlands/Essex Venture Partners III, L.P. Mr. Sutter is (i) a General Partner of The Woodlands/Essex Management Partners, L.P., which is the General Partner of The Woodlands/Essex Venture Partners III, L.P., and (ii) the Managing General Partner of The Woodlands Venture Partners, L.P., which is the General Partner of The Woodlands Venture Fund, L.P., and thereby has the power to vote the securities. Although for purposes of the Exchange Act Mr. Sutter is deemed to be the beneficial owner of such securities, Mr. Sutter expressly disclaims that he is, in fact, the beneficial owner of such securities.

SECTION 16 REPORTING

     Section 16(a) of the Exchange Act requires Targeted Genetics' officers and directors, and persons who own more than 10% of a registered class of Targeted Genetics' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulations to furnish Targeted Genetics with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, Targeted Genetics believes that during calendar year 1996 all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

                              INDEPENDENT AUDITORS

     Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

     The Board does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                  PROPOSALS BY TARGETED GENETICS SHAREHOLDERS

     Shareholder proposals intended to be presented at Targeted Genetics' 1998 Annual Meeting of Shareholders must be received by Targeted Genetics not later than November 24, 1997 for inclusion in the proxy materials for such meeting.

                          ANNUAL REPORT AND FORM 10-K

     A copy of Targeted Genetics' 1996 Annual Report is being mailed with this Proxy Statement to each shareholder of record. Targeted Genetics shareholders not receiving a copy of such Annual Report may obtain one without charge by writing or calling Investor Relations, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (206) 623-7612.

     A copy of Targeted Genetics' Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Commission, will be provided without charge to each shareholder of record who submits a written request therefor addressed to Investor Relations, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (206) 623-7612.

                         TARGETED GENETICS CORPORATION

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 7, 1997

        The undersigned hereby appoint(s) H. Stewart Parker and James A. Johnson and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of Targeted Genetics Corporation held of record by the undersigned on March 7, 1997 at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters, located at 1100 Olive Way, Suite 100, Seattle, Washington, at 9:00 a.m. on Wednesday, May 7, 1997, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

(1)     APPROVAL OF AMENDMENT TO STOCK    FOR   AGAINST   ABSTAIN
        OPTION PLAN FOR NONEMPLOYEE      /  /    /  /      /  /
        DIRECTORS

(2)     ELECTION OF CLASS 1 DIRECTOR                         WITHHOLD
        CLASS 2 DIRECTORS AND CLASS 3                        AUTHORITY
        DIRECTORS                               FOR the    to vote for the
        Nominees: Jack L. Bowman (Class 1)      Nominees      Nominees
                  Martin P. Sutter (Class 2)      /  /          /  /
                  H. Stewart Parker (Class 3)
                  Mark Richmond (Class 3)

        WITHHOLD for the following only: (write the name(s) of the nominee(s) in the space below)

        ---------------------------------------------

        unless otherwise directed, all votes will be apportioned equally among those person for whom authority is given to vote

      IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEM 1 AND "FOR THE NOMINEES" IN ITEM 2.

     The Board of Directors recommends a vote "FOR" Item 1 and "FOR the Nominees" in Item 2.

                          Date
                               ------------------------------
                          Signature(s)
                                      -----------------------
                          Date
                               ------------------------------
                          Signature(s)
                                      -----------------------

                          Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

                          / /  I plan to attend the Annual Meeting



                                      -2-